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              ELITE ANNOUNCES CLOSING OF SERIES C PRIVATE PLACEMENT

NORTHVALE, N.J. - Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX:
ELI) sold the remaining 5,000 authorized shares of its Series C Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"). Each share of Series C Preferred Stock was sold at a price of $1,000 per share and is initially convertible at $2.32 into 431.0345 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), or an aggregate of 2,155,172 shares of Common Stock, resulting in gross proceeds to the Company of $5,000,000. Each purchaser of Series C Preferred Stock also received a warrant to purchase shares of the Company's Common Stock in an amount equal to 30% of the aggregate number of shares of Common Stock into which the shares of Series C Preferred Stock purchased by such purchaser may be converted. The warrants are exercisable on or before July 17, 2012 and represent the right to purchase an aggregate of 646,551 shares of Common Stock, at an exercise price of $3.00 per share. The lead placement agent for the offering was Oppenheimer & Company, Inc.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has two products currently being sold commercially and a pipeline of seven drug products under development in the therapeutic areas that include pain management, allergy and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite formed, together with VGS Pharma, LLC, Novel Laboratories, Inc., as a separate specialty pharmaceutical company for the research, development, manufacturing, licensing and acquisition of specialty generic pharmaceuticals. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222 dwill@willstar.net www.elitepharma.com
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or
The Investor Relations Group
Jordan Silverstein, 212-825-3210